EXHIBIT 99.1

News

Investor Contact: Chip Merritt
610-738-6376
cmerritt@cephalon.com

Media Contact: Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

Cephalon, Inc. Announces Acquisition of TRISENOX®

from Cell Therapeutics, Inc.

Transaction Accelerates Cephalon’s Entry into Oncology Market and Builds
Platform for its Growing Oncology Franchise

Frazer, PA  – June 13, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced today that it has signed an agreement with Cell Therapeutics, Inc. (Nasdaq and Nuovo Mercato: CTIC) and CTI Technologies, Inc., a wholly owned subsidiary of Cell Therapeutics, under which it will acquire all assets related to TRISENOX® (arsenic trioxide) injection for approximately $70 million cash.  The agreement provides for future cash payments to CTI, totaling up to $100 million, upon the achievement of certain label expansions and sales milestones.

Following the acquisition, Cephalon will assume the worldwide marketing, sales and development of TRISENOX.  In 2004, worldwide sales of TRISENOX were $26.6 million.  Cephalon will offer employment to CTI sales and commercial personnel now supporting the TRISENOX brand.  The acquisition is subject to the approval of regulatory agencies, and is expected to close in the third quarter of 2005.  Cephalon anticipates the transaction will be neutral to its 2005 earnings.

TRISENOX was approved for marketing in the United States and Europe in 2000 and 2002, respectively, for the treatment of patients with relapsed or refractory acute promyelocytic leukemia (APL), a life-threatening hematologic cancer.  In clinical trials, TRISENOX has been shown to provide high complete response rates (70-75 percent) and a high molecular remission rate (82 percent) in patients with relapsed disease.  Numerous studies of TRISENOX are being conducted by independent investigators in a variety of hematologic cancers.

“With TRISENOX for APL and its associated commercial infrastructure, TREANDA™ for non-Hodgkin’s lymphoma from the pending acquisition of Salmedix, and the promise of CEP-701 for acute myeloid leukemia, we are building a fully integrated oncology business,” said Frank Baldino, Jr., Ph.D., Chairman and CEO of Cephalon.

“This acquisition allows us to enter the oncology market with a foundation of experienced sales and scientific personnel in oncology,” added Robert Roche, Executive Vice President, Worldwide

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0981

Pharmaceutical Operations.  “Cephalon has demonstrated success in focusing commercial and scientific resources to maximize the value of early stage commercial products.  We believe we have a similar opportunity to make TRISENOX a mainstay in our growing oncology portfolio.”

In connection with the transaction, Cephalon also will re-acquire rights to its proteasome inhibitors, which are currently in pre-clinical development under a co-development agreement with CTI.  Proteasomes are enzymes that play a role in regulating cell function and growth.  The goal of this proteasome inhibitors program is to develop a new and improved therapy for multiple myeloma.

About Acute Promyelocytic Leukemia (APL)

APL is one of eight subtypes of acute myeloid or myelogenous leukemia (AML).  According to the American Cancer Society, approximately 12,000 patients are diagnosed with AML in the United States every year, 10 to 15 percent of whom will have the APL subtype.  Research indicates that approximately 10 to 30 percent of patients with APL will not respond to, or will relapse from first-line therapy.

About TRISENOX

TRISENOX is believed to have multiple mechanisms of action including, induction of programmed cell death (apoptosis) and damage and degradation of the fusion protein PML/RAR.  TRISENOX is indicated for the induction of remission and consolidation in patients with acute promyelocytic leukemia (APL) who are refractory to, or have relapsed from, retinoid and anthracycline chemotherapy and whose APL is characterized by the presence of the t(15;17) translocation or PML/RAR-alpha gene expression.  For details on adverse events associated with TRISENOX, including boxed warning, full prescribing information is available at www.trisenox.com.

Cephalon, Inc.

Cephalon currently employs more than 2,200 people in the United States and Europe.  U.S. sites include corporate headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), and ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding the TRISENOX acquisition including the benefits of the acquisition and the Company’s ability to build a fully integrated oncology business or to maximize the value of TRISENOX and the timing of the closing of the transaction, anticipated scientific progress on its research programs, development of potential pharmaceutical products, including TREANDA and CEP-701, interpretation of clinical results of TRISENOX, manufacturing development and capabilities, market prospects for its products, yearly and quarterly sales and earnings guidance for 2005, including the impact of the TRISENOX transaction on 2005 guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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